5835 Peachtree Corners East, Suite D
Norcross, GA 30092

Contacts
Media: Deanne Eagle, Cameron Associates – 917-837-5866
Bill Wells, Guided Therapeutics – 770-242-8723
Investors: Alison Ziegler, Cameron Associates – 212-554-5469

FDA Accepts Guided Therapeutics’ Non-Invasive Cervical Cancer Scanner
PMA Application for Review

NORCROSS, GA (December 2, 2010) – Guided Therapeutics, Inc. (OTCBB & OTCQB: GTHP) announced that it was notified by the U.S. Food and Drug Administration (FDA) that the company’s premarket approval application (PMA) for the LightTouch™ Cervical Scanner, for patients at risk for cervical cancer, is “suitable for filing.”

“Receiving the ‘suitable for filing’ letter from the FDA is a significant milestone in the regulatory review process and means that our application was sufficiently complete and is ready for substantive review,” said Mark L. Faupel, Ph.D., President and CEO of Guided Therapeutics.  “This brings us one step closer to realizing our goal of improving the early detection of cervical disease and reducing the false positives and unnecessary biopsies that result with the current standard of care.”

The FDA notification sets September 23, 2010 as the date of acceptance of the filing and states that FDA will schedule the Obstetrics and Gynecology Devices Panel meeting to review the PMA at a date to be determined.

More than $6 billion is spent each year in the U.S. alone to diagnose cervical cancer.  The chance for successful treatment is greatly increased by early detection, according to the National Cancer Institute.  Each year about 55 million Pap (Papanicolau) tests are performed in the U.S. to detect cervical abnormalities that could lead to cancer.  Of these tests, approximately six percent are abnormal, requiring additional medical evaluation, such as a biopsy.  However, the majority of biopsies reveal no cervical disease, meaning that a significant number of potentially avoidable procedures are performed every year.

In the pivotal trial to support the PMA filing, more than 1,600 women at risk for cervical disease were tested with the LightTouch™.  Results of the trial showed that:

•	LightTouch detected cervical disease up to two years earlier than Pap test, HPV (human papillomavirus) test, colposcopy and biopsy.

•	LightTouch detected 86.3% of cervical disease cases that had been missed by Pap, HPV tests and biopsy.

•	LightTouch would have reduced the number of avoidable biopsies by about 40 percent.

Additionally, Guided Therapeutics’ clinical trial indicated that women aged 16-20 were just as likely to have cervical disease as women 21 and older and current methods of early detection, such as HPV testing, are not recommended for this age group.  LightTouch detected cervical disease equally well in both adolescent and adult women.

Guided Therapeutics – FDA Accept Letter
December 2, 2010

For more information on the clinical trial, visit www.guidedinc.com/asccp2010.htm.

About The LightTouch™

The LightTouch, which consists of a base unit and single-patient-use calibration disposable, scans the cervix with light to identify cancer and pre-cancer painlessly and non-invasively.  Guided Therapeutics’ patented biophotonic technology is able to distinguish between normal and diseased tissue by detecting biochemical and morphological changes at the cellular level. Unlike Pap or HPV tests, the LightTouch test does not require laboratory analysis or a tissue sample, is designed to provide results immediately and eliminate costly unnecessary testing.

About Guided Therapeutics

Guided Therapeutics, Inc. (OTCBB & OTCQB: GTHP) is developing a rapid and painless testing platform for the early detection of disease based on its patented biophotonic technology that utilizes light to detect disease at the cellular level.  The company’s first product, the LightTouch™, is a non-invasive device used to detect cervical disease instantly and at the point of care.  In a multi-center clinical trial, with women at risk for cervical disease, the LightTouch was able to detect cervical cancer up to two years earlier than conventional modalities.  LightTouch is designed to provide an objective result at the point of care, thereby improving the management of cervical disease.  Guided Therapeutics has also entered into a partnership with Konica Minolta Opto to develop a non-invasive test for Barrett’s Esophagus using the LightTouch technology platform. For more information, visit: www.guidedinc.com.

The Guided Therapeutics LightTouch™ Non-invasive Cervical Cancer Detection Device is an investigational device and is limited by federal law to investigational use.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995. A number of the matters and subject areas discussed in this news release that are not historical or current facts deal with potential future circumstances and developments. The discussion of such matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations generally and also may materially differ from Guided Therapeutics’ actual future experience involving any of or more of such matters and subject areas. Such risks and uncertainties include: the early stage of products in development, the uncertainty of market acceptance of products, the uncertainty of development or effectiveness of distribution channels, the intense competition in the medical device industry, the uncertainty of capital to develop products, the uncertainty of regulatory approval of products, dependence on licensed intellectual property, as well as those that are more fully described from time to time under the heading “Risk Factors” in Guided Therapeutics’ reports filed with the SEC, including Guided Therapeutics’ Annual Report on Form 10-K for the fiscal year ended December 31, 2009 and subsequent quarterly reports.

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